EXHIBIT 99.1
ENTERPRISE FINANCIAL REPORTS SECOND QUARTER 2020 RESULTS

Second Quarter Results

•	Net income of $14.6 million, $0.56 per diluted share, including the impact of provision for credit losses of $0.56 per share

•	Net interest margin (tax equivalent) of 3.53%

•	Return on average assets of 0.72%

•	Maintained dividend of $0.18 per share for third quarter

St. Louis, Mo. July 20, 2020 – Enterprise Financial Services Corp (Nasdaq: EFSC) (the “Company” or “EFSC”) reported net income of $14.6 million for the second quarter 2020, an increase of $1.8 million compared to the linked first quarter (“linked quarter”) and a decrease of $3.8 million from the prior year quarter. Earnings per diluted share (“EPS”) was $0.56 for the second quarter 2020, compared to $0.48 and $0.68 for the linked and prior year quarters, respectively. Net income and EPS in the current quarter increased from the linked quarter primarily due to interest income on the Small Business Administration (“SBA”) Paycheck Protection Program (“PPP”) loans and a reduction in provision for credit losses partially offset by a reduction in tax credit income. The decrease in net income and EPS from the prior year quarter was primarily due to an increase in provision for credit losses partially offset by merger-related expenses incurred in the prior year period.

The provision for credit losses was $19.6 million for the second quarter 2020, compared to $22.3 million for the linked quarter and $1.7 million for the prior year quarter. The decline in the underlying economic forecast used for estimating the allowance for credit losses was the primary driver of both the first and second quarter provision for credit losses. For the second quarter 2020, the forecast model reflected continued deterioration in unemployment, GDP, and the CRE index while extending the estimated recovery period.

Jim Lally, EFSC’s President and Chief Executive Officer, commented, “We are operating in a challenging environment and remain committed to the health and well-being of our employees and customers. We have diligently worked with our customers on PPP and loan structuring and continue to be a supportive financial partner for our customers and communities. As we continue to focus on the Company’s long-term success, we believe the strength of our pre-provision earnings creates a strong foundation for that success. We increased our reserve build through the allowance for credit losses and strengthened our overall capital position during the period while generating $0.56 of earnings per diluted share.”

Highlights

•	Earnings - Net income in the second quarter 2020 was $14.6 million, and EPS was $0.56 per diluted share.

•
Pre-tax pre-provision income[1] (“PTPP”) - PTPP of $37.9 million in the second quarter 2020, decreased $0.2 million and increased $13.3 million from the linked-quarter and prior year quarter, respectively.

•
Net interest income and net interest margin - Net interest income of $65.8 million for the second quarter 2020, increased $2.5 million and $4.1 million, from the linked quarter and prior year quarter, respectively. Net interest margin (“NIM”) was 3.53% for the second quarter 2020, compared to 3.79% and 3.86% for the linked quarter and prior year quarter, respectively.

•
Loans - Total loans grew $682.5 million, or 12.5%, from the linked quarter to $6.1 billion as of June 30, 2020. Year-over-year, loans grew $990.6 million, or 19.2%, from $5.1 billion as of June 30, 2019. PPP loans primarily contributed to growth in the loan portfolio during the current quarter. As of June 30, 2020, loan modifications comprised 11% of the loan portfolio.

PPP details:

Quarter ended
($ in thousands, except per share data)	June 30, 2020
PPP loans outstanding, net of unearned fees	$807,814
Average PPP loans outstanding, net	634,632
PPP average loan size	224
PPP interest and fee income	4,083
PPP unearned fees	22,414
PPP average yield	2.59%

Financial Metrics:	As Reported	Excluding PPP*
EPS	$0.56	$0.44
ROAA	0.72%	0.62%
PTPP ROAA	1.87%	1.81%
Tangible common equity/tangible assets*	7.81%	8.67%
Leverage ratio	9.16%	9.96%
NIM (tax equivalent)	3.53%	3.62%
Allowance for credit losses on loans/loans	1.80%	2.07%

* Non-GAAP measures. Refer to discussion and reconciliation of these measures in the accompanying financial tables. Calculations not adjusted for increase in average deposits or increase in deposit expense, as applicable.

•
Asset quality - The allowance for credit losses on loans to total loans increased to 1.80% at June 30, 2020 from 1.69% and 0.85% at March 31, 2020 and June 30, 2019, respectively. Nonperforming assets to total assets was 0.55% at June 30, 2020 compared to 0.56% and 0.42% at March 31, 2020 and June 30, 2019, respectively.

•
Deposits - Total deposits grew $709.7 million, or 11.8%, from the linked quarter to $6.7 billion as of June 30, 2020. Year-over-year, deposits grew $1.1 billion, or 20.5%, from $5.6 billion as of June 30, 2019. Deposits attributable to PPP loan fundings primarily contributed to the growth in deposits during the current quarter. Noninterest deposit accounts represented 29.3% of total deposits at June 30, 2020, and the loan to deposit ratio was 91.6%.

•
Subordinated Notes - In the second quarter 2020, the Company issued $63.3 million of 5.75% fixed-to-floating rate subordinated notes due in 2030 for general corporate purposes and to bolster capital. The notes are callable starting in June 2025 and are included in tier 2 capital.

•
Capital - Total shareholders’ equity was $868.0 million and the tangible common equity to tangible assets ratio was 7.81% at June 30, 2020, which compares with 8.42% at March 31, 2020. Balance sheet growth from the PPP was the primary cause of the decline in the tangible common equity to tangible assets ratio. Bank regulatory capital ratios remain “well-capitalized,” with a common equity tier 1 ratio of 11.75% and a total risk-based capital ratio of 13.00%. The Company’s common equity tier 1 ratio and total risk-based capital ratio was 9.91% and 14.40%, respectively, at June 30, 2020.

The Company suspended its repurchase of shares through the share repurchase plan in March 2020. There are 95,907 shares available for repurchase under the existing authorization.

The Company’s Board of Directors approved a quarterly dividend of $0.18 per common share, payable on September 30, 2020 to shareholders of record as of September 15, 2020.

•
Liquidity - The Company maintains a high level of both on-balance-sheet and off-balance-sheet liquidity. At June 30, 2020, on-balance-sheet liquidity consisted of cash and unpledged investment securities of $1.0 billion. Off-balance-sheet liquidity totaled $1.5 billion through the Federal Home Loan Bank, Federal Reserve and correspondent bank lines. The Company also has an unused $25 million revolving line of credit and maintains a shelf registration allowing for the issuance of various forms of equity and debt securities. The $63.3 million subordinated debt issuance in the second quarter 2020 has also enhanced the holding company’s liquidity position.

1 PTPP is a non-GAAP measure. Refer to discussion and reconciliation of these measures in the accompanying financial tables.

Net Interest Income
Average Balance Sheets
The following table presents, for the periods indicated, certain information related to our average interest-earning assets and interest-bearing liabilities, as well as, the corresponding interest rates earned and paid, all on a tax-equivalent basis.

	Quarter ended
	June 30, 2020			March 31, 2020			June 30, 2019
($ in thousands)	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense	Average Yield/ Rate
Assets
Interest-earning assets:
Loans, excluding incremental accretion*	$6,032,076	$63,869	4.26%	$5,352,243	$66,017	4.96%	$5,095,181	$68,830	5.42%
Debt and equity investments*	1,361,853	9,220	2.72	1,346,968	9,708	2.90	1,246,529	9,152	2.93
Short-term investments	177,267	87	0.20	92,248	300	1.31	111,291	703	2.53
Total earning assets	7,571,196	73,176	3.89	6,791,459	76,025	4.50	6,453,001	78,685	4.89

Noninterest-earning assets	587,008			572,146			604,604

Total assets	$8,158,204			$7,363,605			$7,057,605

Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Interest-bearing transaction accounts	$1,487,467	$244	0.07%	$1,375,154	$1,338	0.39%	$1,384,090	$2,134	0.62%
Money market accounts	1,941,874	995	0.21	1,811,090	4,740	1.05	1,576,333	6,996	1.78
Savings	590,104	45	0.03	542,993	143	0.11	562,503	231	0.16
Certificates of deposit	718,529	3,099	1.73	793,213	3,667	1.86	815,138	3,758	1.85
Total interest-bearing deposits	4,737,974	4,383	0.37	4,522,450	9,888	0.88	4,338,064	13,119	1.21
Subordinated debentures	169,311	2,316	5.50	141,295	1,919	5.46	141,059	1,958	5.57
FHLB advances	251,231	455	0.73	220,453	895	1.63	263,384	1,696	2.58
Securities sold under agreements to repurchase	192,117	57	0.12	201,887	343	0.68	164,037	338	0.83
Other borrowings	32,842	147	1.80	34,270	275	3.23	40,338	375	3.73
Total interest-bearing liabilities	5,383,475	7,358	0.55	5,120,355	13,320	1.05	4,946,882	17,486	1.42

Noninterest-bearing liabilities:
Demand deposits	1,813,760			1,315,267			1,244,008
Other liabilities	92,806			62,948			53,609
Total liabilities	7,290,041			6,498,570			6,244,499
Shareholders' equity	868,163			865,035			813,106
Total liabilities and shareholders' equity	$8,158,204			$7,363,605			$7,057,605

Core net interest income[3]		65,818			62,705			61,199
Core net interest margin[3]			3.50%			3.71%			3.80%

Incremental accretion on non-core acquired loans		719			1,273			910

Total net interest income		$66,537			$63,978			$62,109
Net interest margin			3.53%			3.79%			3.86%
* Non-taxable income is presented on a tax-equivalent basis using a 24.7% tax rate. The tax-equivalent adjustments were $0.7 million for the three months ended June 30, 2020, $0.6 million for the three months ended March 31, 2020, and $0.4 million for the three months ended June 30, 2019.

3 Core net interest income and core NIM are non-GAAP measures. Refer to discussion and reconciliation of these measures in the accompanying financial tables.

Net interest income for the second quarter increased $2.5 million to $65.8 million from $63.4 million in the linked quarter, and increased $4.1 million from the prior year period. The increase from the linked quarter was primarily due to PPP income. Lower loan yields from the decline in LIBOR and the cost of the new subordinated debt issuance were partially offset by effectively managing deposit rates. NIM, on a tax equivalent basis, was 3.53% for the second quarter, compared to 3.79% in the linked quarter, and 3.86% in the second quarter of 2019.

Core net interest income and core NIM noted in the table below exclude incremental accretion on non-core acquired loans.

	Quarter ended
($ in thousands)	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
Net interest income	$65,833	$63,368	$61,613	$63,046	$61,715
Less: Incremental accretion income[2]	719	1,273	576	2,140	910
Core net interest income[3]	$65,114	$62,095	$61,037	$60,906	$60,805

Net interest margin (tax equivalent)	3.53%	3.79%	3.68%	3.81%	3.86%
Core net interest margin[3] (tax equivalent)	3.50%	3.71%	3.64%	3.69%	3.80%

2 Represents incremental accretion income on non-core acquired loans which were acquired from the FDIC and previously covered by shared-loss agreements.
3 Core net interest income and core NIM are non-GAAP measures. Refer to discussion and reconciliation of these measures in the accompanying financial tables.

NIM decreased 26 basis points from the linked quarter to 3.53% during the current quarter primarily due to a 61 basis point decrease in the earning asset yield that was partially offset by a 50 basis point decrease in the cost of funds. The decrease in the earning asset yield was primarily due to the decline in one-month LIBOR and the addition of PPP loans during the quarter at a significantly lower yield than the existing loan portfolio. Significant reductions in interest rates, including one-month LIBOR, continue to impact the Company’s variable-rate loans. The Company responded to interest rate trends by reducing the cost of certain managed money market and interest-bearing transaction accounts. This effort improved the cost of money market accounts by 84 basis points compared to the linked quarter. In addition, the new subordinated debt issuance in the quarter reduced NIM by two basis points.

The Company manages its balance sheet to defend against pressures on core NIM, which could be negatively impacted by continued competition for deposits, current interest rate conditions, and movements in short-term rates.

Loans
The following table presents total loans for the most recent five quarters:

	Quarter ended
($ in thousands)	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
C&I - general	$1,057,899	$1,186,240	$1,186,667	$1,174,569	$1,103,908
CRE investor owned - general	1,302,235	1,319,316	1,290,258	1,281,332	1,235,596
CRE owner occupied - general	599,800	584,491	582,579	566,219	591,401
SBA PPP loans	807,814	—	—	—	—
Enterprise value lending[a]	382,828	440,764	428,896	417,521	445,981
Life insurance premium financing[a]	520,705	496,471	472,822	468,051	465,777
Residential real estate - general	326,697	346,461	366,261	386,174	409,200
Construction and land development - general	455,686	445,909	428,681	403,590	376,597
Tax credits[a]	363,222	354,046	294,210	265,626	268,405
Agriculture	191,093	168,237	139,873	136,249	131,671
Other	132,072	115,582	124,090	128,683	120,961
Total Loans	$6,140,051	$5,457,517	$5,314,337	$5,228,014	$5,149,497

Total loan yield	4.31%	5.06%	5.08%	5.47%	5.49%
Total C&I loans to total loans	51%	45%	44%	44%	44%
Variable interest rate loans to total loans	51%	60%	59%	60%	60%

Certain prior period amounts have been reclassified among the categories to conform to the current period presentation
[a] Specialized categories may include a mix of C&I, CRE, Construction and land development, or Other loans.

Loans totaled $6.1 billion at June 30, 2020, increasing $682.5 million, or 12.5%, compared to the linked quarter. Year-over-year, loans increased $990.6 million, or 19.2%. The increase in the quarter was primarily due to the $807.8 million of PPP loans. New loan originations (excluding PPP) and revolving line advances declined during the quarter, while loan paydowns accelerated to the highest quarterly level over the past year. The categories with the largest paydowns included C&I general, CRE investor-owned, enterprise value lending, along with residential real estate due to refinancing activity. Excluding PPP, the largest growth category was life insurance premium financing which has a historically low loss rate and is secured by the cash surrender value of related life insurance policies. Agriculture loans increased primarily due to one relationship for hog and pig farming, and other loans increased primarily due to loans to financial institutions as part of the Company’s correspondent business unit.

The Company has implemented several loan programs to assist its customers impacted by the COVID-19 pandemic. These programs include consumer and business deferral programs and expanded small business lines of credit.

The following table presents information on loan modifications as of June 30, 2020:

($ in thousands)	Total Loan Modifications	Percentage of Modifications by Category
Commercial and industrial	$404,295	13%
Commercial real estate	171,108	8%
Construction real estate	88,369	18%
Residential real estate	21,762	7%
Other	134	—%
Total loans	$685,668	11%

Asset Quality
The following table presents the categories of nonperforming assets and related ratios for the most recent five quarters:

	Quarter ended
($ in thousands)	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
Nonperforming loans	$41,473	$37,204	$26,425	$15,569	$19,842
Other real estate	4,874	5,072	6,344	8,498	10,531
Nonperforming assets	$46,347	$42,276	$32,769	$24,067	$30,373

Nonperforming loans to total loans	0.68%	0.68%	0.50%	0.30%	0.39%
Nonperforming assets to total assets	0.55%	0.56%	0.45%	0.33%	0.42%
Allowance for loan losses to total loans	1.80%	1.69%	0.81%	0.85%	0.85%
Net charge-offs	$309	$1,183	$2,543	$1,070	$970

Nonperforming loans increased $4.3 million to $41.5 million at June 30, 2020 from $37.2 million at March 31, 2020 primarily due to one C&I relationship. In the second quarter 2020, the Company had net charge-offs of $0.3 million primarily driven by a charge-off of $3.0 million and a recovery of $2.7 million. Other real estate decreased during the second quarter 2020 due to write-downs and sales of $0.1 million each.

The Company recorded a provision for credit losses of $19.6 million for the second quarter 2020 compared to $22.3 million for the linked quarter and $1.7 million for the second quarter 2019, respectively. The provision for credit losses in the second quarter 2020 was primarily due to a continued worsening in economic forecasts of GDP and unemployment and does not reflect observed credit deterioration in the portfolio at the end of the quarter. To the extent that the Company does not recognize charge-offs and economic forecasts improve in future periods, the Company could recognize a reversal of provision for credit losses. Conversely, if economic conditions and the Company’s forecast continue to worsen, the Company could recognize elevated levels of provision for credit losses.

Deposits
The following table presents deposits broken out by type for the most recent five quarters:

	Quarter ended
($ in thousands)	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
Noninterest-bearing accounts	$1,965,868	$1,354,571	$1,327,348	$1,295,450	$1,181,577
Interest-bearing transaction accounts	1,508,535	1,389,603	1,367,444	1,307,855	1,392,586
Money market and savings accounts	2,566,011	2,479,828	2,249,784	2,201,052	2,162,605
Brokered certificates of deposit	85,414	170,667	215,758	209,754	213,138
Other certificates of deposit	573,752	595,237	610,689	610,269	609,432
Total deposit portfolio	$6,699,580	$5,989,906	$5,771,023	$5,624,380	$5,559,338

Noninterest-bearing deposits to total deposits	29.3%	22.6%	23.0%	23.0%	21.3%

Total deposits at June 30, 2020 were $6.7 billion, an increase of $709.7 million from March 31, 2020, and an increase of $1.1 billion from June 30, 2019.

Core deposits, defined as total deposits excluding certificates of deposits, were $6.0 billion at June 30, 2020, an increase of $816.4 million from the linked quarter. The increase in deposits has been influenced by the PPP, as many of the recipients have maintained increased deposit levels since receiving PPP funding. Noninterest-bearing deposits were $2.0 billion at June 30, 2020, an increase of $611.3 million compared to March 31, 2020, and an increase of $784.3 million compared to June 30, 2019. The total cost of deposits was 0.27% for the current quarter compared to 0.68% and 0.94% for the linked quarter and prior year quarter, respectively.

Noninterest Income
The following table presents a comparative summary of the major components of noninterest income for the periods indicated.

	Linked quarter comparison				Prior year comparison
	Quarter ended				Quarter ended
($ in thousands)	June 30, 2020	March 31, 2020	Increase (decrease)		June 30, 2019	Increase (decrease)
Service charges on deposit accounts	$2,616	$3,143	$(527)	(17)%	$3,366	$(750)	(22)%
Wealth management revenue	2,326	2,501	(175)	(7)%	2,661	(335)	(13)%
Card services revenue	2,225	2,247	(22)	(1)%	2,461	(236)	(10)%
Tax credit income	(221)	2,036	(2,257)	(111)%	572	(793)	(139)%
Miscellaneous income	3,014	3,481	(467)	(13)%	2,904	110	4%
Total noninterest income	$9,960	$13,408	$(3,448)	(26)%	$11,964	$(2,004)	(17)%

Total noninterest income for second quarter 2020 was $10.0 million, a decrease of $3.4 million from the linked quarter and $2.0 million from the second quarter 2019. The decrease from the linked quarter is primarily from lower tax credit income due to timing delays on projects. The increase in deposit balances has provided more earnings credits to business customers on analysis, resulting in lower service charge income compared to the linked and prior year quarters. Lower transaction volumes on credit and debit cards has impacted card services revenue in 2020.

Noninterest Expenses
Noninterest expenses were $37.9 million for the second quarter 2020, compared to $38.7 million for the linked quarter, and $49.1 million for the second quarter 2019. The decrease from the linked quarter is primarily due to decreased general operating costs and declines in seasonal payroll taxes. The decrease in noninterest expense from the second quarter 2019 was primarily due to merger-related expenses incurred in 2019.

For the second quarter 2020, the Company’s efficiency ratio was 50.0% compared to 50.4% and 66.6% for the linked quarter and prior year quarter, respectively. The Company’s core efficiency ratio4 was 50.7% for the quarter ended June 30, 2020, compared to 51.2% for the linked quarter and 53.3% for the prior year quarter.
4 Core efficiency ratio is a non-GAAP measure. Refer to discussion and reconciliation of this measure in the accompanying financial tables.

Income Taxes
The Company’s effective tax rate was 20% for the quarter ended June 30, 2020, compared to 19% for the linked quarter and prior year quarter, respectively.

Capital
The following table presents various EFSC capital ratios:

	Quarter ended
Percent	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
Total risk-based capital to risk-weighted assets	14.40%	12.85%	12.90%	12.72%	12.62%
Tier 1 capital to risk weighted assets	11.37%	11.03%	11.40%	11.17%	11.06%
Common equity tier 1 capital to risk-weighted assets	9.91%	9.58%	9.90%	9.64%	9.51%
Tangible common equity to tangible assets[5]	7.81%	8.42%	8.89%	8.54%	8.43%

[5] Tangible common equity to tangible assets is a non-GAAP measure. Refer to discussion and reconciliation of this measure in the accompanying financial tables.

The Company’s strong earnings profile continues to build our capital position even with the elevated level of provision for credit losses in 2020. The growth in the balance sheet due to PPP did not negatively impact the Company’s regulatory capital ratios due to the SBA guarantee. The issuance of subordinated debt during the current quarter enhanced total risk-based capital. Capital ratios for the current quarter are subject to, among other things, completion and filing of the Company’s regulatory reports and ongoing regulatory review.

Use of Non-GAAP Financial Measures
The Company’s accounting and reporting policies conform to generally accepted accounting principles in the United States (“GAAP”) and the prevailing practices in the banking industry. However, the Company provides other financial measures, such as core net interest income, core net interest margin, tangible common equity, core efficiency ratios, ROATCE, PTPP, financial metrics adjusted for PPP impact, and the tangible common equity ratio, in this release that are considered “non-GAAP financial measures.” Generally, a non-GAAP financial measure is a numerical measure of a company’s financial performance, financial position, or cash flows that exclude (or include) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP.

The Company considers its core net interest income, core net interest margin, core efficiency ratio, ROATCE, PTPP, financial metrics adjusted for PPP impact, and the tangible common equity ratio, collectively “core performance measures,” presented in this earnings release and the included tables as important measures of financial performance, even though they are non-GAAP measures, as they provide supplemental information by which to evaluate the impact of non-core acquired loans, which were acquired from the FDIC and previously covered by shared-loss agreements, and the related income and expenses, the impact of certain non-comparable items, and the Company’s operating performance on an ongoing basis. Core performance measures include contractual interest on non-core acquired loans, but exclude incremental accretion on these loans. Core performance measures also exclude expenses directly related to non-core acquired loans. Core performance measures also exclude certain other income and expense items, such as merger related expenses, facilities charges, and the gain or loss on sale of investment securities, the Company believes to be not indicative of or useful to measure the Company’s operating performance on an ongoing basis. The attached tables contain a reconciliation of these core performance measures to the GAAP measures. The Company believes that the tangible common equity ratio provides useful information to investors about the Company’s capital strength even though it is considered to be a non-GAAP financial measure and is not part of the regulatory capital requirements to which the Company is subject.

The Company believes these non-GAAP measures and ratios, when taken together with the corresponding GAAP measures and ratios, provide meaningful supplemental information regarding the Company’s performance and capital strength. The Company’s management uses, and believes that investors benefit from referring to, these non-GAAP measures and ratios in assessing the Company’s operating results and related trends and when forecasting future periods. However, these non-GAAP measures and ratios should be considered in addition to, and not as a substitute for or preferable to, ratios prepared in accordance with GAAP. In the attached tables, the Company has provided a reconciliation of, where applicable, the most comparable GAAP financial measures and ratios to the non-GAAP financial measures and ratios, or a reconciliation of the non-GAAP calculation of the financial measures for the periods indicated.

Conference Call and Webcast Information
The Company will host a conference call and webcast at 10:00 a.m. Central Time on Tuesday, July 21, 2020. During the call, management will review the second quarter of 2020 results and related matters. This press release as well as a related slide presentation will be accessible on the Company’s website at www.enterprisebank.com under “Investor Relations” prior to the scheduled broadcast of the conference call. The call can be accessed via this same website page, or via telephone at 1-866-248-8441 (Conference ID #9990905). A recorded replay of the conference call will be available on the website two hours after the call’s completion. Visit http://bit.ly/EFSC2Q2020earnings and register to receive a dial in number, passcode, and pin number. The replay will be available for approximately two weeks following the conference call.

About Enterprise
Enterprise Financial Services Corp (Nasdaq: EFSC), with approximately $8 billion in assets, is a financial holding company headquartered in Clayton, Missouri. Enterprise Bank & Trust, a Missouri state-chartered trust company with banking powers and a wholly-owned subsidiary of EFSC, operates 34 branch offices in Arizona, Kansas, Missouri and New Mexico. Enterprise Bank & Trust offers a range of business and personal banking services and wealth management services. Enterprise Trust, a division of Enterprise Bank & Trust, provides financial planning, estate planning, investment management and trust services to businesses, individuals, institutions, retirement plans and non-profit organizations. Additional information is available at www.enterprisebank.com.

Enterprise Financial Services Corp’s common stock is traded on the Nasdaq Stock Market under the symbol “EFSC.” Please visit our website at www.enterprisebank.com to see our regularly posted material information.

Forward-looking Statements
Readers should note that, in addition to the historical information contained herein, this press release contains “forward-looking statements” within the meaning of, and intended to be covered by, the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company including, without limitation, plans, strategies and goals, and statements about the Company’s expectations regarding revenue and asset growth, financial performance and profitability, loan and deposit growth, yields and returns, loan diversification and credit management, shareholder value creation and the impact of acquisitions.

Forward-looking statements include, but are not limited to, statements about the Company’s plans, expectations, and projections of future financial and operating results, as well as statements regarding the Company’s plans, objectives, expectations or consequences of announced transactions. The Company uses words such as “may,” “might,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “could,” “continue,” and “intend”, and variations of such words and similar expressions, in this release to identify such forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those contemplated from such statements. The COVID-19 pandemic is adversely affecting us, our customers, counterparties, employees, and third-party service providers, and the ultimate extent of the impacts on our business, financial position, results of operations, liquidity, and prospects is uncertain. Continued deterioration in general business and economic conditions, including further increases in unemployment rates, or turbulence in domestic or global financial markets could adversely affect our revenues and the values of our assets and liabilities, reduce the availability of funding, lead to a tightening of credit, and further increase stock price volatility. In addition, changes to statutes, regulations, or regulatory policies or practices as a result of, or in response to COVID-19, could affect us in substantial and unpredictable ways.  Other factors that could cause or contribute to such differences include, but are not limited to, the Company’s ability to efficiently integrate acquisitions into its operations, retain the customers of these businesses and grow the acquired operations, as well as credit risk, changes in the appraised valuation of real estate securing impaired loans, outcomes of litigation and other contingencies, exposure to general and local economic conditions, risks associated with rapid increases or decreases in prevailing interest rates, consolidation in the banking industry, competition from banks and other financial institutions, the Company’s ability to attract and retain relationship officers and other key personnel, burdens imposed by federal and state regulation, changes in regulatory requirements, changes in accounting policies and practices or accounting standards, including ASU 2016-13 (Topic 326), “Measurement of Credit Losses on Financial Instruments,” commonly referenced as the Current Expected Credit Loss (“CECL”) model, which changed how we estimate credit losses and may increase the required level of our allowance for credit losses after adoption on January 1, 2020, uncertainty regarding the future of LIBOR, natural disasters, war or terrorist activities, or pandemics, or the outbreak of COVID-19 or similar outbreaks, and their effects on economic and business environments in which we operate, as well as other risk factors described in the Company’s 2019 Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission (the “SEC”). Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events unless required under the federal securities laws.

For more information contact
Investor Relations: Keene Turner, Executive Vice President and CFO (314) 512-7233
Media: Karen Loiterstein, Senior Vice President (314) 512-7141

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited)

	Quarter ended					Six Months ended
(in thousands, except per share data)	Jun 30, 2020	Mar 31, 2020	Dec 31, 2019	Sep 30, 2019	Jun 30, 2019	Jun 30, 2020	Jun 30, 2019
EARNINGS SUMMARY
Net interest income	$65,833	$63,368	$61,613	$63,046	$61,715	$129,201	$114,058
Provision for credit losses	19,591	22,264	1,341	1,833	1,722	41,855	3,198
Noninterest income	9,960	13,408	14,418	13,564	11,964	23,368	21,194
Noninterest expense	37,912	38,673	38,354	38,239	49,054	76,585	88,892
Income before income tax expense	18,290	15,839	36,336	36,538	22,903	34,129	43,162
Income tax expense	3,656	2,971	7,246	7,469	4,479	6,627	8,582
Net income	$14,634	$12,868	$29,090	$29,069	$18,424	$27,502	$34,580

Diluted earnings per share	$0.56	$0.48	$1.09	$1.08	$0.68	$1.04	$1.36
Return on average assets	0.72%	0.70%	1.58%	1.60%	1.05%	0.71%	1.07%
Return on average common equity	6.78%	5.98%	13.43%	13.66%	9.09%	6.38%	9.45%
Return on average tangible common equity	9.28%	8.22%	18.54%	19.08%	12.92%	8.76%	12.93%
Net interest margin (tax equivalent)	3.53%	3.79%	3.68%	3.81%	3.86%	3.65%	3.87%
Core net interest margin (tax equivalent)[1]	3.50%	3.71%	3.64%	3.69%	3.80%	3.60%	3.80%
Efficiency ratio	50.02%	50.37%	50.45%	49.91%	66.58%	50.20%	65.72%
Core efficiency ratio[1]	50.66%	51.21%	50.73%	51.73%	53.30%	50.94%	53.65%

Total assets	$8,357,501	$7,500,643	$7,333,791	$7,346,791	$7,181,855
Total average assets	8,158,204	7,363,605	7,322,496	7,222,357	7,057,605	$7,760,904	$6,509,888
Total deposits	6,699,580	5,989,906	5,771,023	5,624,380	5,559,338
Total average deposits	6,551,734	5,837,717	5,756,292	5,597,343	5,582,072	6,194,726	5,143,219
Period end common shares outstanding	26,196	26,161	26,543	26,613	26,906
Dividends per common share	$0.18	$0.18	$0.17	$0.16	$0.15	$0.36	$0.29
Tangible book value per common share	$24.22	$23.38	$23.76	$22.82	$21.74
Tangible common equity to tangible assets[1]	7.81%	8.42%	8.89%	8.54%	8.43%
Total risk-based capital to risk-weighted assets	14.40%	12.85%	12.90%	12.72%	12.62%

[1]Refer to Reconciliations of Non-GAAP Financial Measures table for a reconciliation of these measures to GAAP.

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited) (continued)

	Quarter ended					Six Months ended
($ in thousands, except per share data)	Jun 30, 2020	Mar 31, 2020	Dec 31, 2019	Sep 30, 2019	Jun 30, 2019	Jun 30, 2020	Jun 30, 2019
INCOME STATEMENTS
NET INTEREST INCOME
Total interest income	$73,191	$76,688	$77,238	$81,078	$79,201	$149,879	$146,818
Total interest expense	7,358	13,320	15,625	18,032	17,486	20,678	32,760
Net interest income	65,833	63,368	61,613	63,046	61,715	129,201	114,058
Provision for credit losses	19,591	22,264	1,341	1,833	1,722	41,855	3,198
Net interest income after provision for credit losses	46,242	41,104	60,272	61,213	59,993	87,346	110,860

NONINTEREST INCOME
Deposit service charges	2,616	3,143	3,254	3,246	3,366	5,759	6,301
Wealth management revenue	2,326	2,501	2,618	2,661	2,661	4,827	4,653
Card services revenue	2,225	2,247	2,409	2,494	2,461	4,472	4,251
Tax credit income	(221)	2,036	3,425	1,238	572	1,815	730
Other income	3,014	3,481	2,712	3,925	2,904	6,495	5,259
Total noninterest income	9,960	13,408	14,418	13,564	11,964	23,368	21,194

NONINTEREST EXPENSE
Employee compensation and benefits	22,389	21,685	20,411	20,845	20,687	44,074	40,039
Occupancy	3,185	3,347	3,461	3,179	3,188	6,532	5,825
Merger-related expenses	—	—	—	393	10,306	—	17,576
Other	12,338	13,641	14,482	13,822	14,873	25,979	25,452
Total noninterest expense	37,912	38,673	38,354	38,239	49,054	76,585	88,892

Income before income tax expense	18,290	15,839	36,336	36,538	22,903	34,129	43,162
Income tax expense	3,656	2,971	7,246	7,469	4,479	6,627	8,582
Net income	$14,634	$12,868	$29,090	$29,069	$18,424	$27,502	$34,580

Basic earnings per share	$0.56	$0.49	$1.10	$1.09	$0.69	$1.04	$1.36
Diluted earnings per share	$0.56	$0.48	$1.09	$1.08	$0.68	$1.04	$1.36

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited) (continued)

	Quarter ended
($ in thousands)	Jun 30, 2020	Mar 31, 2020	Dec 31, 2019	Sep 30, 2019	Jun 30, 2019
BALANCE SHEETS
ASSETS
Cash and due from banks	$100,804	$98,619	$74,769	$153,730	$106,835
Interest-earning deposits	254,830	88,794	96,217	106,747	85,315
Debt and equity investments	1,387,001	1,382,149	1,354,527	1,354,986	1,328,767
Loans held for sale	16,029	8,430	5,570	6,281	1,437

Loans	6,140,051	5,457,517	5,314,337	5,228,014	5,149,497
Less: Allowance for loan losses	110,270	92,187	43,288	44,555	43,822
Total loans, net	6,029,781	5,365,330	5,271,049	5,183,459	5,105,675

Fixed assets, net	58,231	59,358	60,013	59,216	58,888
Goodwill	210,344	210,344	210,344	211,251	211,251
Intangible assets, net	23,196	24,585	26,076	27,626	29,201
Other assets	277,285	263,034	235,226	243,495	254,486
Total assets	$8,357,501	$7,500,643	$7,333,791	$7,346,791	$7,181,855

LIABILITIES AND SHAREHOLDERS’ EQUITY
Noninterest-bearing deposits	$1,965,868	$1,354,571	$1,327,348	$1,295,450	$1,181,577
Interest-bearing deposits	4,733,712	4,635,335	4,443,675	4,328,930	4,377,761
Total deposits	6,699,580	5,989,906	5,771,023	5,624,380	5,559,338
Subordinated debentures	203,384	141,336	141,258	141,179	141,100
FHLB advances	250,000	222,000	222,406	461,426	389,446
Other borrowings	227,961	205,918	265,172	199,634	198,104
Other liabilities	108,613	95,047	66,747	74,077	68,366
Total liabilities	7,489,538	6,654,207	6,466,606	6,500,696	6,356,354
Shareholders’ equity	867,963	846,436	867,185	846,095	825,501
Total liabilities and shareholders’ equity	$8,357,501	$7,500,643	$7,333,791	$7,346,791	$7,181,855

Average Balance Sheets
The following table presents, for the periods indicated, certain information related to our average interest-earning assets and interest-bearing liabilities, as well as, the corresponding interest rates earned and paid, all on a tax equivalent basis.

	Six Months ended
	June 30, 2020			June 30, 2019
($ in thousands)	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense	Average Yield/ Rate
Assets
Interest-earning assets:
Loans, excluding incremental accretion*	$5,692,159	$129,886	4.59%	$4,804,898	$128,803	5.41%
Debt and equity investments*	1,354,410	18,928	2.81	1,072,698	15,444	2.90
Short-term investments	134,758	387	0.58	106,752	1,150	2.17
Total earning assets	7,181,327	149,201	4.18	5,984,348	145,397	4.90

Noninterest-earning assets	579,577			525,540

Total assets	$7,760,904			$6,509,888

Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Interest-bearing transaction accounts	$1,431,311	$1,581	0.22%	$1,231,537	$3,924	0.64%
Money market accounts	1,876,482	5,735	0.61	1,549,255	13,511	1.76
Savings	566,549	188	0.07	431,843	414	0.19
Certificates of deposit	755,871	6,767	1.80	763,988	7,090	1.87
Total interest-bearing deposits	4,630,213	14,271	0.62	3,976,623	24,939	1.26
Subordinated debentures	155,303	4,235	5.48	132,653	3,606	5.48
FHLB advances	235,842	1,350	1.15	239,535	3,094	2.60
Securities sold under agreements to repurchase	197,002	419	0.43	175,603	611	0.70
Other borrowed funds	33,556	403	2.42	27,689	510	3.71
Total interest-bearing liabilities	5,251,916	20,678	0.79	4,552,103	32,760	1.45

Noninterest-bearing liabilities:
Demand deposits	1,564,513			1,166,595
Other liabilities	77,876			52,994
Total liabilities	6,894,305			5,771,692
Shareholders' equity	866,599			738,196
Total liabilities and shareholders' equity	$7,760,904			$6,509,888

Core net interest income[1]		128,523			112,637
Core net interest margin[1]			3.60%			3.80%

Incremental accretion on non-core acquired loans		1,992			2,067

Total net interest income		$130,515			$114,704
Net interest margin			3.65%			3.87%
* Non-taxable income is presented on a tax-equivalent basis using a 24.7% tax rate. The tax-equivalent adjustments were $1.3 million and $0.6 million for the six months ended June 30, 2020 and 2019, respectively.

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited) (continued)

	Quarter ended
($ in thousands)	Jun 30, 2020	Mar 31, 2020	Dec 31, 2019	Sep 30, 2019	Jun 30, 2019
LOAN PORTFOLIO
Commercial and industrial	$3,143,197	$2,469,013	$2,361,157	$2,303,495	$2,265,480
Commercial real estate	2,048,444	2,048,357	1,997,321	1,967,888	1,940,958
Construction real estate	481,221	469,627	457,273	433,486	404,557
Residential real estate	326,992	346,758	366,261	386,173	409,200
Other	140,197	123,762	132,325	136,972	129,302
Total loans	$6,140,051	$5,457,517	$5,314,337	$5,228,014	$5,149,497

DEPOSIT PORTFOLIO
Noninterest-bearing accounts	$1,965,868	$1,354,571	$1,327,348	$1,295,450	$1,181,577
Interest-bearing transaction accounts	1,508,535	1,389,603	1,367,444	1,307,855	1,392,586
Money market and savings accounts	2,566,011	2,479,828	2,249,784	2,201,052	2,162,605
Brokered certificates of deposit	85,414	170,667	215,758	209,754	213,138
Other certificates of deposit	573,752	595,237	610,689	610,269	609,432
Total deposit portfolio	$6,699,580	$5,989,906	$5,771,023	$5,624,380	$5,559,338

AVERAGE BALANCES
Total loans	$6,032,077	$5,352,243	$5,279,500	$5,178,009	$5,095,181
Debt and equity investments	1,361,853	1,346,968	1,322,017	1,312,860	1,246,529
Interest-earning assets	7,571,196	6,791,459	6,704,506	6,604,083	6,453,001
Total assets	8,158,204	7,363,605	7,322,496	7,222,357	7,057,605
Deposits	6,551,734	5,837,717	5,756,292	5,597,343	5,582,072
Shareholders’ equity	868,163	865,035	859,674	843,974	813,106
Tangible common equity[1]	633,946	629,390	622,502	604,331	571,890

YIELDS (tax equivalent)
Total loans	4.31%	5.06%	5.08%	5.47%	5.49%
Debt and equity investments	2.72	2.90	2.91	2.90	2.95
Interest-earning assets	3.93	4.58	4.60	4.90	4.95
Interest-bearing deposits	0.37	0.88	1.05	1.20	1.21
Total deposits	0.27	0.68	0.81	0.94	0.94
Subordinated debentures	5.50	5.46	5.46	5.50	5.57
FHLB advances and other borrowed funds	0.56	1.33	1.57	1.99	2.07
Interest-bearing liabilities	0.55	1.05	1.23	1.41	1.42
Net interest margin	3.53	3.79	3.68	3.81	3.86
1Refer to Reconciliations of Non-GAAP Financial Measures table for a reconciliation of these measures to GAAP.

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited) (continued)

	Quarter ended
(in thousands, except per share data)	Jun 30, 2020	Mar 31, 2020	Dec 31, 2019	Sep 30, 2019	Jun 30, 2019
ASSET QUALITY
Net charge-offs	$309	$1,183	$2,543	$1,070	$970
Nonperforming loans	41,473	37,204	26,425	15,569	19,842
Classified assets	96,678	104,754	85,897	93,984	91,715
Nonperforming loans to total loans	0.68%	0.68%	0.50%	0.30%	0.39%
Nonperforming assets to total assets	0.55%	0.56%	0.45%	0.33%	0.42%
Allowance for loan losses to total loans	1.80%	1.69%	0.81%	0.85%	0.85%
Allowance for loan losses to nonperforming loans	265.9%	247.8%	163.8%	286.2%	220.9%
Net charge-offs to average loans (annualized)	0.02%	0.09%	0.19%	0.08%	0.08%

WEALTH MANAGEMENT
Trust assets under management	$1,602,358	$1,445,521	$1,671,082	$1,583,260	$1,627,050
Trust assets under administration	2,455,111	2,139,673	2,524,478	2,404,950	2,428,551

MARKET DATA
Book value per common share	$33.13	$32.36	$32.67	$31.79	$30.68
Tangible book value per common share[1]	$24.22	$23.38	$23.76	$22.82	$21.74
Market value per share	$31.12	$27.91	$48.21	$40.75	$41.60
Period end common shares outstanding	26,196	26,161	26,543	26,613	26,906
Average basic common shares	26,180	26,473	26,540	26,778	26,887
Average diluted common shares	26,195	26,539	26,668	26,868	26,940

CAPITAL
Total risk-based capital to risk-weighted assets	14.40%	12.85%	12.90%	12.72%	12.62%
Tier 1 capital to risk-weighted assets	11.37%	11.03%	11.40%	11.17%	11.06%
Common equity tier 1 capital to risk-weighted assets	9.91%	9.58%	9.90%	9.64%	9.51%
Tangible common equity to tangible assets[1]	7.81%	8.42%	8.89%	8.54%	8.43%

[1]Refer to Reconciliations of Non-GAAP Financial Measures table for a reconciliation of these measures to GAAP.

ENTERPRISE FINANCIAL SERVICES CORP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

	Quarter ended					Six Months ended
($ in thousands)	Jun 30, 2020	Mar 31, 2020	Dec 31, 2019	Sep 30, 2019	Jun 30, 2019	Jun 30, 2020	Jun 30, 2019
CORE PERFORMANCE MEASURES
Net interest income	$65,833	$63,368	$61,613	$63,046	$61,715	$129,201	$114,058
Less: Incremental accretion income	719	1,273	576	2,140	910	1,992	2,067
Core net interest income	65,114	62,095	61,037	60,906	60,805	127,209	111,991

Total noninterest income	9,960	13,408	14,418	13,564	11,964	23,368	21,194
Less: Other income from non-core acquired assets	—	—	4	1,001	2	—	367
Less: Gain on sale of investment securities	—	4	(94)	337	—	4	—
Less: Other non-core income	265	—	—	—	266	265	266
Core noninterest income	9,695	13,404	14,508	12,226	11,696	23,099	20,561

Total core revenue	74,809	75,499	75,545	73,132	72,501	150,308	132,552

Total noninterest expense	37,912	38,673	38,354	38,239	49,054	76,585	88,892
Less: Other expenses related to non-core acquired loans	12	12	33	18	103	24	206
Less: Merger-related expenses	—	—	—	393	10,306	—	17,576
Core noninterest expense	37,900	38,661	38,321	37,828	38,645	76,561	71,110

Core efficiency ratio	50.66%	51.21%	50.73%	51.73%	53.30%	50.94%	53.65%

NET INTEREST MARGIN TO CORE NET INTEREST MARGIN (TAX EQUIVALENT)
Net interest income	$66,537	$63,978	$62,141	$63,483	$62,109	$130,515	$114,704
Less: Incremental accretion income	719	1,273	576	2,140	910	1,992	2,067
Core net interest income	$65,818	$62,705	$61,565	$61,343	$61,199	$128,523	$112,637

Average earning assets	$7,571,196	$6,791,459	$6,704,506	$6,604,083	$6,453,001	$7,181,328	$5,984,348
Reported net interest margin	3.53%	3.79%	3.68%	3.81%	3.86%	3.65%	3.87%
Core net interest margin	3.50%	3.71%	3.64%	3.69%	3.80%	3.60%	3.80%

	Quarter ended
($ in thousands)	Jun 30, 2020	Mar 31, 2020	Dec 31, 2019	Sep 30, 2019	Jun 30, 2019
SHAREHOLDERS’ EQUITY TO TANGIBLE COMMON EQUITY AND TOTAL ASSETS TO TANGIBLE ASSETS
Shareholders’ equity	$867,963	$846,436	$867,185	$846,095	$825,501
Less: Goodwill	210,344	210,344	210,344	211,251	211,251
Less: Intangible assets	23,196	24,585	26,076	27,626	29,201
Tangible common equity	$634,423	$611,507	$630,765	$607,218	$585,049

Total assets	$8,357,501	$7,500,643	$7,333,791	$7,346,791	$7,181,855
Less: Goodwill	210,344	210,344	210,344	211,251	211,251
Less: Intangible assets	23,196	24,585	26,076	27,626	29,201
Tangible assets	$8,123,961	$7,265,714	$7,097,371	$7,107,914	$6,941,403

Tangible common equity to tangible assets	7.81%	8.42%	8.89%	8.54%	8.43%

	Quarter ended
($ in thousands)	Jun 30, 2020	Mar 31, 2020	Jun 30, 2019
AVERAGE SHAREHOLDERS’ EQUITY AND AVERAGE TANGIBLE COMMON EQUITY
Average shareholder’s equity	$868,163	$865,035	$813,106
Less average goodwill	210,344	210,344	211,251
Less average intangible assets	23,873	25,301	29,965
Average tangible common equity	$633,946	$629,390	$571,890

	Quarter Ended
($ in thousands)	Jun 30, 2020	Mar 31, 2020	Dec 31, 2019	Sep 30, 2019	Jun 30, 2019
CALCULATION OF PRE-TAX, PRE-PROVISION INCOME
Net interest income	$65,833	$63,368	$61,613	$63,046	$61,715
Noninterest income	9,960	13,408	14,418	13,564	11,964
Noninterest expense	37,912	38,673	38,354	38,239	49,054
PTPP income	37,881	38,103	37,677	38,371	24,625
Provision for credit losses	19,591	22,264	1,341	1,833	1,722
Income before income tax expense	18,290	15,839	36,336	36,538	22,903
Income tax expense	3,656	2,971	7,246	7,469	4,479
Net income	$14,634	$12,868	$29,090	$29,069	$18,424

Quarter Ended
($ in thousands, except per share data)	Jun 30, 2020
IMPACT OF PAYCHECK PROTECTION PROGRAM
Net income - GAAP	$14,634
PPP interest and fee income	(4,083)
Related tax effect	1,009
Adjusted net income - Non-GAAP	$11,560

Average diluted common shares	26,195
EPS - GAAP net income	$0.56
EPS - Adjusted net income	$0.44

Average assets - GAAP	$8,158,204
Average PPP loans, net	(634,632)
Adjusted average assets - Non-GAAP	$7,523,572

ROAA - GAAP net income	0.72%
ROAA - Adjusted net income, adjusted average assets	0.62%

PTPP Income - Non-GAAP (see reconciliation above)	$37,881
PPP interest and fees	(4,083)
Adjusted PTPP income - Non-GAAP	$33,798

PTPP ROAA - PTPP income	1.87%
PTPP ROAA - adjusted PTPP income, adjusted average assets	1.81%

Tangible assets - Non-GAAP (see reconciliation above)	$8,123,961
PPP loans outstanding, net	(807,814)
Adjusted tangible assets - Non-GAAP	$7,316,147

Tangible common equity Non - GAAP (see reconciliation above)	$634,423
Tangible common equity to tangible assets	7.81%
Tangible common equity to tangible assets - adjusted tangible assets	8.67%

Average assets for leverage ratio	$7,928,286
Average PPP loans, net	(634,632)
Adjusted average assets for leverage ratio - Non-GAAP	$7,293,654

Tier 1 capital	$726,574
Leverage ratio	9.16%
Leverage ratio - adjusted average assets for leverage ratio	9.96%

Net interest income - tax equivalent	$66,537
PPP interest and fees	(4,083)
Adjusted net interest income - tax equivalent	$62,454

Average earning assets -GAAP	$7,571,196
Average PPP loans, net	(634,632)
Adjusted average earning assets - Non-GAAP	$6,936,564

Net interest margin - tax equivalent	3.53%
Net interest margin - tax equivalent - adjusted net interest income, adjusted average earning assets	3.62%

Loans - GAAP	$6,140,051
PPP loans outstanding, net	(807,814)
Adjusted loans - Non-GAAP	$5,332,237

Allowance for credit losses on loans	$110,270
Allowance for credit losses on loans/loans - GAAP	1.80%
Allowance for credit losses on loans/loans - adjusted loans	2.07%